EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of Ecosphere Technologies Inc. of our report dated March 31, 2010, on the consolidated financial statements of Ecosphere Technologies, Inc. for the years ended December 31, 2009 and 2008, included in Form 10-K filed on March 31, 2010.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 1, 2010